SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ABLEAUCTIONS.COM, INC.

______________________________________________

(Exact name of registrant as specified in its charter)

Florida	59-3404233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1963 Lougheed Highway Coquitlam, British Columbia	V3K 3T8
(Address of principal executive offices)	(Zip Code)

Ableauctions.com, Inc. 2002 Stock Option Plan for Directors

(Full title of the plan)

CT Corporation System

1200 Pine Island Road

Plantation, Florida 33324

(Name and address of agent for service)

(604) 805-4580

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	2,653,631	$0.22	$583,798.82	$47.29

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Ableauctions.com, Inc. 2002 Stock Option Plan for Directors by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported by the American Stock Exchange on June 6, 2003.

(3) Calculated pursuant to General Instruction E on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Ableauctions.com, Inc. 2002 Stock Option Plan for Directors, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)

The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on March 27, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)

The Quarterly Report on Form 10-QSB, as amended, for the quarter ended March 31, 2003, filed by the Registrant with the Commission on May 15, 2003.

(c)

The Registrant’s Proxy Statement dated May 28, 2003.

(d)

The description of the Registrant’s common stock, which is contained in a registration statement filed on Form 10-SB, registration number 000-28179, filed with the Commission on November 18, 1999.

(e)

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.

Description of Securities.

Not applicable.  The securities to be registered are registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.

Interests of Named Experts and Counsel.

Erick E. Richardson, one of the principals of the law firm of Richardson & Patel LLP, is the owner of an option to purchase 500,000 shares of the Registrant’s common stock granted pursuant to the 2002 Consultant Stock Plan and will be eligible in the future to receive awards from the 2002 Consultant Stock Plan.  Richardson & Patel LLP will give an opinion regarding certain legal matters in connection with this offering of the Registrant’s securities.

Item 6.

Indemnification of Directors and Officers.

Pursuant to the Registrant’s Articles of Incorporation, it will indemnify any of its officers and directors or any former officers or directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as amended.

Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought  determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Registrant’s Articles of Incorporation contain a provision stating that no director will be liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director.  The intention of the foregoing provision is to eliminate the liability of the Registrant’s directors to the fullest extent permitted by Florida law.

The Registrant also maintains policies of directors’ and officers’ liability insurance for the purpose of indemnification and it has entered into indemnity agreements with its directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 8.

Exhibits.

5.

Opinion regarding legality

10.

Ableauctions.com, Inc. 2002 Stock Option Plan for Directors

23.1

Consent of Morgan & Company, Chartered Accountants

23.2

Consent of Richardson & Patel LLP (included in Exhibit 5)

Item 9.

Undertakings

(a)

The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) 0f the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coquitlam, British Columbia, on this 9th day of June, 2003.

Ableauctions.com, Inc.

By: “Abdul Ladha”________________________

Abdul Ladha, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated:  June 9, 2003

“Abdul Ladha”_____________________

Abdul Ladha

President, and Chief Executive Officer

Dated:  June 9, 2003

“Nailin Esmail”_____________________

Nailin Esmail, Chief Financial Officer

Dated:  June 9, 2003

“Abdul Ladha”_____________________

Abdul Ladha, Director and Chairman

Dated:  June 9, 2003

“Barrett Sleeman”___________________

Barrett Sleeman, Director

Dated:  June 9, 2003

“David Vogt”______________________

Dr. David Vogt, Director

Dated:  June 9, 2003

“Michael Boyling”__________________

Michael Boyling, Director

INDEX TO EXHIBITS

Exhibit Number

Description

5.

Opinion regarding legality

10.

Ableauctions.com, Inc. 2002 Stock Option Plan

For Directors

23.1

Consent of Morgan & Company, Chartered Accountants

23.2

Consent of Richardson & Patel LLP (included in Exhibit 5)

Exhibit 5.

RICHARDSON & PATEL LLP

A Law Corporation

10900 Wilshire Boulevard

Suite 500

Los Angeles, California 90024

Telephone (310) 208-1182

Facsimile (310) 208-1154

June 9, 2003

Ableauctions.com, Inc.

1963 Lougheed Highway

Coquitlam, British Columbia V3K 3T8

Re:

2002 Ableauctions.com, Inc. Stock Option Plan for Directors

Ladies and Gentlemen:

We have acted as counsel to Ableauctions.com, Inc. (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company’s common stock, par value $0.001 (the “Shares”), which may be issued upon exercise of the options granted as awards in connection with the above-referenced plan (the “Plan”).  In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the Florida Business Corporation Act.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

RICHARDSON & PATEL LLP

By: “Erick E. Richardson”_________________

      ERICK E. RICHARDSON

Exhibit 10.

ABLEAUCTIONS.COM, INC.

2002 STOCK OPTION PLAN FOR DIRECTORS

1.

Purpose

The purpose of the Ableauctions.com, Inc. 2002 Stock Option Plan for Directors (the “Plan”) is to attract and retain the services of experienced and knowledgeable directors of Ableauctions.com, Inc. (the “Corporation”) for the benefit of the Corporation and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of the Corporation and its stockholders through continuing ownership of its common stock.

2.

Shares Subject to the Plan

The total number of shares of common stock (“Shares”) of the Corporation for which options may be granted under the Plan shall not exceed the number of shares permitted by Section 711 (or any successor section) of the Rules of the American Stock Exchange, as amended from time-to-time.  Subject to the foregoing, the total aggregate number of Shares reserved and available for grant and issuance pursuant to the Plan will be 2,653,631, and shall be increased on the first day of January of each year so that the total of all common stock available for awards shall be the maximum amount allowable under Section 711.  Within the foregoing limitations, Shares for which options have been granted pursuant to the Plan but which options have lapsed or otherwise terminated shall become available for the grant of additional options.

3.

Administration of Plan

The Board of Directors of the Corporation shall administer the Plan.  The Board may delegate responsibility for administration of the Plan to a Board committee (the “Committee”) composed solely of two or more directors, each of whom is a “Non-Employee Director” as that term is defined in Rule 16b-3(b) promulgated by the Securities and Exchange Commission pursuant to its authority under the Securities Exchange Act of 1934 (the “Exchange Act”).  The Board or the Committee, as the case may be, shall have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.  References to the “Board” in this Plan shall be deemed to refer to either the Board or the Committee, whichever is appropriate in the context in which the word is used.

4.

Discretionary Option Grants

Pursuant to this Plan, the Board may grant in its discretion an option to any person who is elected or appointed a director of the Corporation.  No director shall have any claim or right to be granted an option under this Plan.  Having received an option under this Plan shall not give a director any right to receive any other grant or option under this Plan and the Board may determine that any or all director(s) are not eligible to receive an option under this Plan for an indefinite period or for a specified year or years.

5.

Option Agreement

Each option granted under the Plan shall be evidenced by an option agreement (the “Agreement”) duly executed on behalf of the Corporation and by the director to whom such option is granted, which Agreements may, but need not be, identical and which shall (a) comply with and be subject to the terms and conditions of the Plan and (b) provide that the director agrees to continue to serve as a director of the Corporation during the term for which he or she was elected or appointed.  Any Agreement may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Board.  No option shall be deemed granted within the meaning of the Plan and no purported grant of any option shall be effective, until such Agreement shall have been duly executed on behalf of the Corporation and the director to whom the option is to be granted.

6.

Option Exercise Price

The Board shall set the option exercise price for an option granted pursuant to Section 4 of the Plan in its discretion, provided, however, that the exercise price for an option granted pursuant to Section 4 of the Plan may not be less than fair market value.  For purposes hereof, fair market value shall be the closing price of the Company’s common stock on the date of the option grant, as reported on the principal national securities exchange on which the Shares are then listed for trading.

7.

Time and Manner of Exercise of Option

(a)

The Board shall set the vesting schedule for options granted pursuant to Section 4 of the Plan in its discretion.

(b)

To the extent that the right to exercise an option has vested and is in effect, the option may be exercised from time to time, by giving written notice, signed by the person or persons exercising the option, to the Corporation, stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in shares of the common stock of the Corporation already owned by the person or persons exercising the option, valued at fair market value on the date of payment.  For purposes hereof, the fair market value of shares already owned by the person or persons exercising the option shall be the closing price of the shares on the exercise date as reported on the principal national securities exchange on which the Shares are then listed for trading.

(c)

Upon exercise of the option, delivery of a certificate for fully paid and non-assessable Shares shall be made at the principal office of the Corporation to the person or persons exercising the option as soon as practicable (but in no event more than 30 days) after the date of receipt of the notice of exercise by the Corporation, or at such time, place, and manner as may be agreed upon by the Corporation and the person or persons exercising the option.

8.

Term of Options

Each option shall expire no more than ten years from the date of the granting thereof, but shall be subject to earlier termination as follows:

(a)

In the event of the death of an option holder, the option granted to such person may be exercised to the extent exercisable on the date of death, within the earlier of (i) 180 days after the date of death of such person and (ii) the date on which the option expires by its terms, by the estate of such person, or by any person or persons who acquired the right to exercise such option by will or by the laws of descent and distribution.

(b)

In the event that an option holder ceases to be a director of the Corporation, other than by reason of his or her death, an option granted to such person may be exercised, to the extent exercisable on the date such person ceases to be a director, within the earlier of (i) 180 days after the date such person ceases to be a director and (ii) the date on which the option expires by its terms.

9.

Merger, Consolidation, Sale of Assets, etc., Resulting in a Change in Control

(a)

In the event of a Change in Control (as hereinafter defined), notwithstanding the vesting provisions contained in the Agreement granting an option to a director pursuant to this Plan, such option shall become fully exercisable if, within one year of such Change in Control, such director shall cease for any reason to be a member of the Board.  For purposes hereof, a Change in Control of the Corporation shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the common stock of the Corporation would be converted into cash, securities, or other property, other than a merger of the Corporation in which the holders of the common stock of the Corporation immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation; or (ii) the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Corporation’s outstanding common stock.

(b)

Any exercise of an option permitted pursuant to this Section 9 shall be made within fifteen (15) days of the director’s termination as a director of the Corporation.

10.

Options Not Transferable

An option granted pursuant to the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the option holder, only by the option holder; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

11.

No Rights as Stockholder Until Exercise

Neither the recipient of an option under the Plan nor his successors in interest shall have any rights as a stockholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

12.

Adjustments Upon Changes in Capitalization or Merger

Subject to any required action by the stockholders of the Corporation, the number of shares of common stock covered by each outstanding option, and the number of shares of common stock which have been authorized for issuance under the Plan but as to which no options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an option, as well as the price per share of common stock covered by each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive.  Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

In the event of the proposed dissolution or liquidation of the Corporation, an outstanding option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.  The Board may, in the exercise of its sole discretion in such instances, declare that any option shall terminate as of a date fixed by the Board and give each option holder the right to exercise an option as to all or any part of the stock covered by such option, including Shares as to which the option would not otherwise be exercisable.  In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume each option or to substitute an equivalent option, in which case the Board shall, in lieu of such assumption or substitution, provide for the option holder to have the right to exercise such option as to all of the stock covered by such option, including Shares as to which such option would not otherwise be exercisable.  If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the option holder that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option will terminate upon the expiration of such period.

13.

Restrictions on Issue of Shares

Notwithstanding anything in this Plan to the contrary, the Corporation may delay the issuance of Shares covered by the exercise of any option and the delivery of a certificate for such Shares until one of the following conditions shall be satisfied:

(a)

the Shares with respect to which an option has been exercised are at the time of the issue or transfer of such Shares effectively registered under applicable federal securities laws now in force or hereafter amended; or

(b)

counsel for the Corporation shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such Shares are exempt from registration under applicable federal securities laws now in force or hereafter amended.

It is intended that all exercises of options shall be effective.  Accordingly, the Corporation shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Corporation shall be under no obligation to cause a registration statement or a post-effective amendment to any registration statement to be prepared at its expense solely for the purpose of covering the issuance or transfer from the Corporation’s treasury of Shares in respect of which any option may be exercised.

14.

Purchase for Investment

Unless the Shares to be issued upon exercise of an option granted under the Plan have been effectively registered under the Securities Act of 1933 as now in force or hereafter amended, the Corporation shall be under no obligation to issue or transfer any Shares covered by any option unless the person or persons who exercise such option, in whole or in part, shall give a written representation and undertaking to the Corporation, which is satisfactory in form and scope to counsel to the Corporation and upon which, in the opinion of such counsel, the Corporation may reasonably rely, that he or she is acquiring the shares issued or transferred to him or her for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution for any such Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if Shares are issued or transferred without such registration a legend to this effect may be placed upon the certificates representing the Shares.

15.

Effective Date

The effective date (the “Effective Date”) of this Plan shall be the date on which the Plan is approved by the Board of Directors of the Corporation.

16.

Expenses of the Plan

All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation and none of such expenses shall be charged to any director.

17.

Termination and Amendment of Plan

Unless sooner terminated as herein provided, the Plan shall terminate ten years from the Effective Date.  The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable.  The Board shall not amend the provisions in the Plan regarding the amount, pricing, and timing for grants pursuant to this Plan more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.  Termination or any modification or amendment of the Plan shall not, without the consent of an option holder, affect his or her rights under an option previously granted to him or her.

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Ableauctions.com, Inc. on Form S-8, pertaining to the registration of 2,653,631 shares of common stock, par value of $0.001, which may be issued as awards granted in connection with the Ableauctions.com, Inc. 2002 Stock Option Plan for Directors, of our Auditors Report, dated March 18, 2003, with respect to the financial statements of Ableauctions.com, Inc. included in the annual report on Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Vancouver, Canada

June 6, 2003

Morgan & Company

Chartered Accountants